Fall 2015 Preleasing Summary

	Design Beds	% of NOI	2014 Opening Occupancy	Preleasing at April 1,		Preleasing Ahead/(Behind)	Projected Rate Growth
				2015	2014
Same-Communities - by Tier
Prior Year Occupancy Below 90% (Tier 1)	2,906	6.9%	81.6%	35.7%	32.9%	2.8%	1.2%
Prior Year Occupancy 90% to 94.9% (Tier 2)	2,063	9.0%	92.2%	51.3%	59.2%	(7.9)%	2.9%
Prior Year Occupancy 95% to 97.9% (Tier 3)	5,772	18.5%	97.4%	68.8%	61.6%	7.2%	2.5%
Subtotal - Tiers 1 - 3	10,741	34.4%	92.1%	56.5%	53.3%	3.2%
Prior Year Occupancy 98% and Above (Tier 4)	13,014	65.6%	99.6%	81.0%	80.9%	0.1%	3.5%
Total Same-Communities (1)	23,755	100.0%	96.2%	69.9%	68.4%	1.5%	3.0%
Total New-Communities (2)	1,947			66.2%
Total Communities	25,702			69.6%

Projected Fall Revenue:
The same-community portfolio is projected to obtain a 2.5% to 3.5% increase in revenue for the upcoming lease term, with net rates up 3% and occupancies consistent with the prior year.

NOTE: Leasing update does not include 2,982 same-community beds or 1,610 new-community beds to be delivered in 2015 at the University of Kentucky. Although the university's assignment process does not occur until May, all 4,592 beds, which include the 601 beds delivered in 2013, 2,381 beds delivered in 2014, and 1,610 beds to be delivered in 2015, are currently over 100% applied for this fall.

(1) The same-community designation for leasing purposes is different than for financial reporting purposes. A community is considered same-community for leasing when the Company has managed the leasing process for at least two leasing cycles, including the 2015/2016 leasing cycle.

(2) The new-community designation for leasing purposes is different than for financial statement purposes. A community is considered new-community for leasing when the Company has not previously managed the leasing process. Design beds for Total New-Communities above include the following: (1) our 2014 acquisition of The District on Apache (900 beds) and (2) beds at our 2015 development deliveries - The Oaks on the Square - Phase IV (391 beds) and The Retreat at Louisville (656 beds).